CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 12, 2009 relating to the financial statements of The Blackhawk Fund which appear in the Annual Report on Form 10-K of the Blackhawk Fund, as amended for the year ended December 31, 2008.

/s/ Gruber & Company, LLC
Gruber & Company, LLC
Certified Public Accountant, P.C.
Lake St. Louis, MO
Dated: August 14, 2009